UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

RESTORATION HARDWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.0001 per share, of Restoration Hardware, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Restoration Hardware sent the following e-mail to employees on February 28, 2008:

Team Resto:

As we stated in our January 24, 2008 press release, under the terms of the amended merger agreement with Catterton Partners, the Independent Committee of our Board of Directors, consistent with its fiduciary duties, was soliciting competing proposals from third parties during a 35 day period that ended today, February 28, 2008. Earlier this afternoon, Sears Holdings Corporation filed a statement with the SEC indicating that they sent a letter to our Independent Committee communicating their interest in acquiring the Company.

We learned of the letter from Sears shortly before it was filed with the SEC and regret that you might have heard about this from the press first rather than from us. The Independent Committee is reviewing and considering the proposal. In the meantime, we cannot comment on the process until we have something more definitive to communicate. It is important to note that there can be no assurance that a superior proposal or alternative transaction will result from this process or at what price any alternative transaction might occur.

We do anticipate coverage in the press as a result of potential interest in our Company. As always, it is important that we speak with one voice. Please refer any inquiries you may receive from the media or other outside parties to our Chief Financial Officer, Chris Newman at (415) 945-4530 or cnewman@restorationhardware.com.

Your continued contributions and commitment are greatly appreciated.

Carpe Diem,

Gary

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, Restoration Hardware will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Restoration Hardware at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained for free from Restoration Hardware by directing such request to Chris Newman, Chief Financial Officer and Secretary, telephone: (415) 945-4530, or on the company’s website at http://www.restorationhardware.com.

Restoration Hardware and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Restoration Hardware’s participants in the solicitation, which may, in some cases, be different than those of stockholders generally, is set forth in Restoration Hardware’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available. Each of these documents may be obtained for free at the SEC website at http://www.sec.gov or from Restoration Hardware by directing such request to Chris Newman, Chief Financial Officer and Secretary, telephone: (415) 945-4530, or on the company’s website at http://www.restorationhardware.com.